Exhibit 10.86

Second Amendment to

Agreement and Plan of Merger

This Second Amendment to Agreement and Plan of Merger ("Second Amendment") is executed as of June 28, 2006, to be effective as of March 9, 2005, by and among WS Telecom, Inc. ("WST"), Xfone, Inc. (the "Parent"), Xfone USA, Inc. (the "Subsidiary"), and Wade Spooner and Ted Parsons (collectively the "Principals").

WHEREAS, WST, the Parent, Subsidiary and Principals entered into that certain Agreement and Plan of Merger dated as of May 28, 2004 (the "Merger Agreement") and desire to amend the Merger Agreement in order to clarify ARTICLE VIII - GENERAL PROVISIONS - Section VIII.11 - Principal’s Post Closing Sale Restrictions ("Section VIII.11"), and in particular to clarify the process to calculate the amount of shares that the Principals may sell or trade.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the parties do hereby agree as follows (capitalized terms used herein have the same meaning as defined in the Merger Agreement, unless otherwise specified herein).

1. Amendment. Section VIII.11 is hereby amended to clarify the process to calculate the amount of shares that the Principals may sell or trade. The first sentence of Section VIII.11 for the Principal’s is hereby amended as follows:
“Wade Spooner agrees that the total shares of common stock of the Parent sold by him in any calendar quarter shall not exceed 3.5% of the total trading volume of the Parent Common Stock traded during the previous calendar quarter. Ted Parsons agrees that the total shares of common stock of the Parent sold by him in any calendar quarter shall not exceed 1.5% of the total trading volume of the Parent Common Stock traded during the previous calendar quarter. For the purpose of this Section, a calendar quarter shall mean a period of three consecutive months ending on the last day of any of the following months: March, June, September, and December.”

2. Ratification. The Merger Agreement as amended hereby is ratified and affirmed, and except as expressly amended hereby, all other terms and provisions of the Merger Agreement (including the last sentence of Section VIII.11) remain unchanged and continue in full force and effect.

3. Execution. This Second Amendment may be executed simultaneously in multiple counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to accept facsimile signatures as an original signature.

Executed as of the day and year first above written.

XFONE, INC.      WS TELECOM, INC.

By: /s/ Guy Nissenson     By: /s/ Wade Spooner
Guy Nissenson, President and CEO              Wade Spooner, President and CEO

XFONE USA, INC.     PRINCIPALS:

By: /s/ Wade Spooner     /s/ Wade Spooner
Wade Spooner, President and CEO            Wade Spooner

                               /s/ Ted Parsons
                                 Ted Parsons